UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2005

XTO ENERGY INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-10662	75-2347769
(Commission File Number)	(IRS Employer Identification No.)

810 Houston, Fort Worth Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 870-2800

(Registrant’s Telephone Number, Including Area Code)

NONE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 4, 2005, the Company announced the retirement of Steffen E. Palko as a director of the Company, which was accepted by the Board of Directors on April 3, 2005, to be effective April 1, 2005 and his retirement as President of the Company effective May 1, 2005. A copy of the press release is attached hereto as Exhibit 99.1.

In connection with his retirement, and in recognition that Mr. Palko was a co-founder of the Company with many years of devoted service, we entered into a Consulting and Non-Competition Agreement pursuant to which Mr. Palko (i) retired from the Board effective April 1, 2005 and retired as President effective May 1, 2005; (ii) agreed to non-competition and non-solicitation restrictions that extend until November 1, 2006; (iii) provided a standard release of claims, including claims under his Amended and Restated Employment Agreement with the Company and his Restated Agreement for Grant of Performance Shares (relating to changing in control), both of which agreements were terminated, and the Amended and Restated Management Group Employee Severance Protection Plan ; (iv) agreed to protect confidential information of the Company; and (v) agreed to provide consulting services to the Company for eighteen months, which is cancelable by either party. In exchange for these covenants, the Company agreed to pay Mr. Palko a bonus of $4 million dollars and a payment of $2 million in consideration of the covenant not to compete, both of which are payable in two equal installments on May 1, 2005 and November 1, 2006. Additionally, the Company agreed to pay Mr. Palko $65,000 per month for consulting services and for office space and other expenses for a period of eighteen months, subject to termination by either party on thirty days notice, but is guaranteed for nine months unless earlier terminated by Mr. Palko or in the event of breach by Mr. Palko. The covenant not to compete covers the United States and prohibits Mr. Palko from serving on the Board of a competitor without the prior consent of the Company. A copy of the agreement is attached hereto as Exhibit 10.1.

Item 1.02. Termination of a Material Definitive Agreement

In connection with the retirement of Mr. Palko, the Amended and Restated Employment Agreement between the Company and Mr. Palko, dated May 17, 2000, as amended by an amendment thereto dated August 20, 2002, was terminated effective April 1, 2005. Additionally, the Amended and Restated Agreement for Grant of Performance Shares (relating to change in control) between the Company and Mr. Palko, dated October 15, 2004, was terminated.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 4, 2005, the Company announced the retirement of Steffen E. Palko from the Board of Directors effective April 1, 2005 and his retirement as President effective May 1, 2005. The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 5.02.

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On April 4, 2005, the Company announced that Keith A. Hutton has been elected to the Board of Directors effective April 3, 2005 and will stand for election at the May 17, 2005, Annual Meeting of Stockholders. The Company also announced the promotion of Mr. Hutton, currently Executive Vice President-Operations, to President, Vaughn O. Vennerberg II, currently Executive Vice President-Administration, to Senior Executive Vice President and Chief of Staff, and Timothy L. Petrus, currently Senior Vice President-Acquisitions to Executive Vice President-Acquisitions. All three promotions are effective May 1, 2005. A copy of the press release is attached hereto as Exhibit 99.2.

Mr. Hutton, 46, has served as an advisory director of the Company since 2000. He has been Executive Vice President-Operations or held similar positions with the Company since 1987.

Mr. Vennerberg, 50, has served as an advisory director of the Company since 2000. He has been Executive Vice President-Administration or held similar positions with the Company since 1987.

Mr. Petrus, 51, has served as Senior Vice President-Acquisitions or held similar positions with the Company since 1988.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is filed with this Form 8-K:

(c) Exhibit No.	Description

10.1	Consulting and Non-Competition Agreement between the Company and Steffen E. Palko, dated April 1, 2005

99.1	News Release dated April 4, 2005 (retirement of officer and director)

99.2	News Release dated April 4, 2005 (election of director and officers)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTO ENERGY INC.

Date: April 5, 2005	By:	/S/ BENNIE G. KNIFFEN
Bennie G. Kniffen Senior Vice President and Controller

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